HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS FIRST-QUARTER 2020 FINANCIAL RESULTS

•	Strong revenue and profit trends disrupted by late-quarter effects of COVID-19

•	Employees rise to meet challenges, including continuing to serve open channels of trade and pivoting to manufacture much-needed face coverings

•	1Q results include net sales of $1.32 billion; GAAP and adjusted operating profit of $34 million and $63 million, respectively; and GAAP and adjusted EPS of $(0.02) and $0.05, respectively

•	COVID-19 estimated to have reduced GAAP and adjusted results by $181 million in net sales, $86 million in operating profit, and $0.20 in EPS

•	Despite pandemic, operating cash flow improved by more than $100 million

•	Actions taken to assure cash preservation and balance sheet flexibility and liquidity

WINSTON-SALEM, N.C. (April 30, 2020) - HanesBrands (NYSE: HBI), a leading global marketer of branded everyday basic apparel, today announced first-quarter results that were significantly affected by the COVID-19 pandemic.

Prior to the pandemic’s late-quarter disruption of economies around the world, the company experienced strong revenue and profit trends. In the last two weeks of the quarter, the company experienced an unprecedented drop in sales and profit.

Due to disruptions to retailer operations and the unpredictability of consumer confidence, HanesBrands’ pandemic response is focused on several initiatives: serving channels of trade that are generating sales, preserving cash and enhancing liquidity, and developing a product line of personal protective garments, including face masks, to meet emerging commercial and consumer demand.

“We were on a pace to deliver a strong first quarter above our expectations until the late quarter impact of the COVID-19 pandemic,” said Hanes Chief Executive Officer Gerald W. Evans Jr. “Prior to the pandemic impact, sales for our U.S. Innerwear business were significantly better than our expectations. Champion was a driver of better-than-planned U.S. Activewear growth, and our International businesses were in line with expectations.

“The effects of the pandemic changed those trajectories. In response, we prioritized operational protocols for the safety of our employees, consumers and communities. I am proud of the terrific effort and achievements of our global teams. We quickly pivoted to preserve cash, create balance sheet flexibility, and build strong liquidity. We used our large-scale global supply chain to manage inventory, continue to serve key channels, including mass retail and online, and seize the opportunity to expand our manufacturing capability to include cotton face masks.

HanesBrands Reports First-Quarter 2020 Financial Results - Page 2

“The COVID-19 pandemic is proving to be a significant challenge for every aspect of society to navigate. As a 120-year-old business enterprise, we feel confident that we have the right plans, the consumer-trusted brands and products, and a superior workforce to not only overcome these short-term business challenges but to thrive over the long term.”

For the first-quarter ended March 28, 2020, the effects of the COVID-19 pandemic are reflected in both GAAP and adjusted measures that exclude actions. The company estimates the late-quarter impact of the pandemic reduced revenue by approximately $181 million, operating profit by approximately $86 million, and EPS by approximately $0.20.

First-quarter net sales were $1.32 billion compared with $1.59 billion a year ago. The year-ago quarter included net sales of $94 million from the now exited C9 Champion mass program and the DKNY intimate apparel license. Excluding the exited programs, the impact of COVID-19, and foreign exchange rates, total constant-currency net sales for the first-quarter 2020 would have increased 1.6%.

First-quarter GAAP operating profit and adjusted operating profit excluding actions were $34 million and $63 million, respectively, compared with $150 million and $171 million a year ago, respectively. GAAP and adjusted EPS excluding actions were $(0.02) and $0.05, respectively, compared with $0.22 and $0.27 a year ago, respectively.

(See the Note on Reconciliation of Select GAAP Measures to Non-GAAP Measures later in this news release for additional discussion and details.)

Callouts for First-Quarter 2020 Results and Ongoing Operations During the Pandemic

Global Online Sales and Pre-Pandemic Champion Sales Increase. The company continues to generate sales through channels of trade that have remained open during the pandemic, including online, mass retail, dollar store, and food and drug. The company generates online sales through its own e-commerce websites, retailer websites, large Internet pure-plays, and business-to-business customers. Total online sales increased 5% globally in the first quarter. Online growth rates accelerated in the last two weeks of the quarter and have continued to accelerate in April.

Global Champion sales in constant currency decreased 11% in the first quarter as a result of the COVID-19 pandemic impact. Excluding the effects of the pandemic, the company believes constant currency global Champion sales in the first quarter would have increased approximately 7%.

Operating Cash Flow and Inventory Improve, Despite COVID-19 Impact. Operating cash flow was a use of $83 million in the first quarter compared with a use of $194 million in the year-ago quarter. Working capital management and a 12% reduction of inventory drove the $111 million improvement despite a reduction in GAAP net income.

HanesBrands Producing Face Coverings and Gowns and Expects to Build an Ongoing Personal Protective Garments Business. The company is making more than 320 million cloth face coverings and more than 20 million medical gowns for the U.S. government.

In addition, the company is also ramping up production to launch a cotton face mask business for consumers and business-to-business customers, including large employers seeking to reopen business operations.

HanesBrands Reports First-Quarter 2020 Financial Results - Page 3

The company expects to create an ongoing product line of basic personal protective garments to serve the consumer, commercial and governmental markets. Sales in 2020 are expected to be more than $300 million, and the company believes the business has the potential to expand further in future years.

Actions to Preserve Cash, Increase Liquidity and Strengthen Balance Sheet. To navigate the current economic environment, the company is limiting discretionary spending and capital expenditures, has temporarily reduced salaries and furloughed select employee groups, is managing inventory and supply chain production, and is adding liquidity to its balance sheet.

The temporary pay reductions and furloughs, as well as reductions in discretionary spending such as media and marketing, are expected to save approximately $200 million in 2020. The company is operating production and distribution facilities on a demand-adjusted basis.

The company ended the first quarter with nearly $1.1 billion of cash on hand and is adding additional liquidity and flexibility to its balance sheet.

To be prudent, the company intends to secure approximately $500 million in debt financing, subject to market conditions, with the proceeds used to repay the company’s revolver and further enhance liquidity. More bond offering details will be issued in separate news releases, as appropriate.

The company has stress tested its balance sheet under various scenarios and believes its liquidity plans provide significant operating flexibility during the pandemic, strengthens the company’s long-term business model, and positions the company to take advantage of opportunities as the world economy emerges from the pandemic.

As an added precaution, the company proactively negotiated a 15-month covenant amendment to its Senior Secured Credit Facility, which includes the suspension of its leverage covenant until the end of the second-quarter 2021.

First-Quarter 2020 Business Segment Summaries

International Segment. International segment sales declined 14% while operating profit decreased 48%. On a constant-currency basis, net sales decreased 11% and operating profit decreased 47%.

Sales and profit were affected by the global COVID-19 pandemic. In addition to wholesale business declines, approximately 1,000 of the company’s 1,200 brand stores, which closed in March, are located in international geographies. Prior to the impact of the pandemic, International segment constant-currency sales were in line with expectations.

Innerwear Segment. Prior to mid-March, U.S. Innerwear segment sales and profit were trending significantly better than expected with net sales down less than a percentage point. Strong performance for both basics and intimates in that period, including market share gains, highlighted strong underlying fundamentals for the ongoing Innerwear revitalization.

As reported for the full quarter, net sales decreased 11% while operating profit decreased 22%, both affected by the pandemic and exit of the C9 Champion mass retail program. When year-ago results are rebased for program exits, segment net sales decreased 9% and operating profit decreased 21%.

HanesBrands Reports First-Quarter 2020 Financial Results - Page 4

Activewear Segment. U.S. Activewear segment first-quarter sales decreased 29%, or $117 million, as a result of the COVID-19 impact and $85 million of C9 Champion sales in mass retail in the year-ago quarter. When the year-ago quarter is rebased for the C9 Champion program exit, net sales decreased 10%.

Prior to mid-March, the segment had higher-than-expected performance with continued consumer demand for Champion brand products and increases for other activewear brands in the sports licensing business’ mass and midtier channels and seasonal activewear in the online channel.

Operating profit decreased 81% as reported and decreased 66% on a rebased basis.

2020 Financial Guidance

Due to the uncertainty and unpredictability of the COVID-19 pandemic, HanesBrands withdrew its first-quarter and full-year guidance on March 25, 2020. Until visibility of the pandemic’s effect on global economies improves, the company will not provide quarterly and full-year guidance and expectations.

The fiscal year ending Jan. 2, 2021, includes a 53rd week in the fourth quarter. The company has exited the C9 Champion mass program and DKNY license for intimate apparel. The company expects foreign currency exchange rates to reduce net sales and operating profit in 2020.

The company repurchased approximately 14.5 million shares in the first quarter and has suspended share repurchases for the remainder of the year. The average diluted shares outstanding for the first quarter were 359 million. The expected average diluted shares outstanding for second, third and fourth quarters is expected to be approximately 353 million.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

Note on Adjusted Measures, Rebased Measures and Reconciliation to GAAP Measures

To supplement financial results prepared in accordance with generally accepted accounting principles, the company provides quarterly and full-year results concerning certain non‐GAAP financial measures, including adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), adjusted net sales, EBITDA and adjusted EBITDA.

Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted net income is defined as net income excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions.

Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted net sales is defined as net sales excluding actions. Charges for actions taken in 2019 primarily represented supply chain network changes, program exit costs, and overhead reduction as well as completion of outstanding acquisition integration. Acquisition and integration costs include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items, facility closures, inventory write-offs, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon acquisition activity.

HanesBrands Reports First-Quarter 2020 Financial Results - Page 5

Hanes has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of acquisitions and other actions. Hanes believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the company’s ongoing business during each period presented without giving effect to costs associated with the execution and integration of any of the aforementioned actions taken.

The company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding actions and stock compensation expense. Hanes believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

In addition, with respect to 2020 financial performance, Hanes has chosen to present certain year-over-year comparisons with respect to the company’s rebased 2019 business, which excludes the exited C9 Champion program and DKNY license. Hanes believes this information is useful to management and investors to facilitate a more meaningful comparison of the results of the company’s ongoing business between 2019 and 2020. The company has provided rebased 2018 and 2019 quarterly income statements in Supplemental Table B dated Feb. 7, 2020, which is available online at www.hanes.com/investors.

Hanes is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the company’s reported operating results, Hanes also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The company uses constant-currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

Hanes believes constant-currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of non-GAAP to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

HanesBrands Reports First-Quarter 2020 Financial Results - Page 6

Webcast Conference Call

Hanes will host an Internet webcast of its first-quarter investor conference call at 8:30 a.m. EDT today, April 30, 2020. The webcast of the call, which will consist of prepared remarks followed by a question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 9:30 a.m.

An archived replay of the conference call webcast will be available in the investors section of the Hanes corporate website. A telephone playback will be available from approximately noon EDT today through midnight EDT May 7, 2020. The replay will be available by calling toll-free (855) 859-2056 or by toll call at (404) 537-3406. The replay ID is 4683026.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements regarding the potential impact of the COVID-19 outbreak on our business and financial performance; guidance and predictions regarding expected operating results, including related to our new business line for cotton face masks and other personal protection garments; our plans to secure additional debt financing, subject to market conditions; our belief that we have sufficient liquidity to fund our ongoing business operations;, and statements following the heading 2020 Financial Guidance, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the potential effects of the COVID-19 outbreak, including on consumer spending, global supply chains and the financial markets; our ability to successfully integrate acquired businesses, the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets; our ability to properly manage strategic projects in order to achieve the desired results; significant fluctuations in foreign exchange rates; our reliance on a relatively small number of customers for a significant portion of our sales; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; the existence of a material weakness in our internal control over financial reporting; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands Reports First-Quarter 2020 Financial Results - Page 7

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe, Australia and Asia-Pacific. The company sells its products under some of the world’s strongest apparel brands, including Hanes, Champion, Bonds, DIM, Maidenform, Bali, Playtex, Lovable, Bras N Things, Nur Die/Nur Der, Alternative, L’eggs, JMS/Just My Size, Wonderbra, Berlei, and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A Fortune 500 company and member of the S&P 500 stock index (NYSE: HBI), Hanes has approximately 63,000 employees in more than 40 countries. For more information, visit the company’s corporate website at www.Hanes.com/corporate and newsroom at https://newsroom.hanesbrands.com/. Connect with the company via social media: Twitter (@hanesbrands), Facebook (www.facebook.com/hanesbrandsinc), Instagram (@hanesbrands_careers), and LinkedIn (@Hanesbrandsinc).

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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income and Supplemental Financial Information
(in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended
	March 28, 2020	March 30, 2019	% Change
Net sales	$1,316,462	$1,588,024	(17.1)%
Cost of sales	842,730	967,993
Gross profit	473,732	620,031	(23.6)%
As a % of net sales	36.0%	39.0%
Selling, general and administrative expenses	439,602	470,387
As a % of net sales	33.4%	29.6%
Operating profit	34,130	149,644	(77.2)%
As a % of net sales	2.6%	9.4%
Other expenses	6,490	7,451
Interest expense, net	36,849	48,059
Income (loss) before income tax expense	(9,209)	94,134
Income tax expense (benefit)	(1,335)	13,046
Net income (loss)	$(7,874)	$81,088	(109.7)%

Earnings (loss) per share:
Basic	$(0.02)	$0.22
Diluted	$(0.02)	$0.22

Weighted average shares outstanding:
Basic	359,017	364,570
Diluted	359,017	365,299

The following table presents a reconciliation of reported results on a constant currency basis for the quarter ended March 28, 2020 and a comparison to prior year:

	Quarter Ended March 28, 2020
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended March 30, 2019	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,316,462	$(20,201)	$1,336,663	$1,588,024	(17.1)%	(15.8)%
Gross profit	473,732	(10,262)	483,994	620,031	(23.6)	(21.9)
Operating profit	34,130	(885)	35,015	149,644	(77.2)	(76.6)
Diluted earnings (loss) per share	$(0.02)	$0.00	$(0.02)	$0.22	(109.1)%	(109.1)%

As adjusted:[2]
Net sales	$1,316,462	$(20,201)	$1,336,663	$1,493,920	(11.9)%	(10.5)%
Gross profit	495,545	(10,262)	505,807	607,835	(18.5)	(16.8)
Operating profit	63,329	(885)	64,214	150,094	(57.8)	(57.2)
Diluted earnings per share	$0.05	$0.00	$0.05	$0.22	(77.3)%	(77.3)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2
Results for the quarters ending March 28, 2020 and March 30, 2019 reflect adjustments for restructuring and other action-related charges. Results for the quarter ended March 30, 2019 also reflect adjustments for the exited C9 Champion program at Target and DKNY Intimates license. See “Reconciliation of Select GAAP Measures to Non-GAAP Measures” in Table 5.

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended
	March 28, 2020	March 30, 2019 Rebased[1]	% Change
Segment net sales:
Innerwear	$422,402	$466,414	(9.4)%
Activewear	288,000	320,767	(10.2)
International	555,901	646,180	(14.0)
Other	50,159	60,559	(17.2)
Total net sales	$1,316,462	$1,493,920	(11.9)%

Segment operating profit:
Innerwear	$81,551	$103,126	(20.9)%
Activewear	8,108	24,170	(66.5)
International	52,018	99,773	(47.9)
Other	(6,125)	754	(912.3)
General corporate expenses/other	(72,223)	(77,729)	(7.1)
Total operating profit before restructuring and other action-related charges	63,329	150,094	(57.8)
Restructuring and other action-related charges	(29,199)	(21,373)	36.6
Total operating profit	$34,130	$128,721	(73.5)%

1
Results for the quarter ended March 30, 2019 reflect adjustments for the exited C9 Champion program at Target and DKNY Intimates license. See “Reconciliation of Select GAAP Measures to Non-GAAP Measures” in Table 5.

The following table presents a reconciliation of reported results on a constant currency basis adjusted for restructuring and other action-related charges and the impact of COVID-19 for the quarter ended March 28, 2020.

	Quarter Ended March 28, 2020
	As Reported	Impact from Foreign Currency[1]	Impact of Restructuring and Other Action-Related Charges	Constant Currency Adjusted for Restructuring and Other Action-Related Charges	% Change[2]	Impact of COVID-19	Constant Currency Adjusted for Restructuring and Other Action-Related Charges and COVID-19	% Change[2]
Net sales	$1,316,462	$(20,201)	$—	$1,336,663	(10.5)%	$(180,835)	$1,517,498	1.6%
Operating profit	$34,130	$(885)	$(29,199)	$64,214	(57.2)%	$(85,724)	$149,938	(0.1)%
Diluted earnings (loss) per share	$(0.02)	$0.00	$(0.07)	$0.05	(77.3)%	$(0.20)	$0.25	13.6%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.

2
The comparison to the quarter ended March 30, 2019 reflects adjustments for restructuring and other action-related charges and the exited C9 Champion program at Target and DKNY Intimates license. See “Reconciliation of Select GAAP Measures to Non-GAAP Measures” in Table 5.

Including the unfavorable foreign currency impact of $3.9 million, global Champion sales outside the mass channel decreased approximately 12% in the first quarter of 2020 compared to the first quarter of 2019. On a constant currency basis, global Champion sales decreased approximately 11%. On a constant currency basis and adjusted for the impact of COVID-19 of approximately $84.3 million, global Champion sales would have increased approximately 7%.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 28, 2020	December 28, 2019
Assets
Cash and cash equivalents	$1,083,780	$328,876
Trade accounts receivable, net	725,092	815,210
Inventories	1,963,757	1,905,845
Other current assets	178,244	174,634
Total current assets	3,950,873	3,224,565

Property, net	571,005	587,896
Right-of-use assets	473,936	487,787
Trademarks and other identifiable intangibles, net	1,435,356	1,520,800
Goodwill	1,205,195	1,235,711
Deferred tax assets	188,004	203,331
Other noncurrent assets	118,890	93,896
Total assets	$7,943,259	$7,353,986

Liabilities
Accounts payable	$925,417	$959,006
Accrued liabilities	447,401	531,184
Lease liabilities	150,568	166,091
Notes payable	2,170	4,244
Accounts Receivable Securitization Facility	152,153	—
Current portion of long-term debt	111,359	110,914
Total current liabilities	1,789,068	1,771,439

Long-term debt	4,236,955	3,256,870
Lease liabilities - noncurrent	358,848	358,281
Pension and postretirement benefits	375,511	403,458
Other noncurrent liabilities	309,306	327,343
Total liabilities	7,069,688	6,117,391

Stockholders’ equity
Preferred stock	—	—
Common stock	3,480	3,624
Additional paid-in capital	297,456	304,395
Retained earnings	1,296,060	1,546,224
Accumulated other comprehensive loss	(723,425)	(617,648)
Total stockholders’ equity	873,571	1,236,595
Total liabilities and stockholders’ equity	$7,943,259	$7,353,986

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Quarters Ended
	March 28, 2020	March 30, 2019
Operating Activities:
Net income (loss)	$(7,874)	$81,088
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	22,781	22,854
Amortization of acquisition intangibles	6,113	6,290
Other amortization	2,477	3,090
Amortization of debt issuance costs	2,123	2,440
Stock compensation expense	4,723	5,178
Deferred taxes	(461)	(3,854)
Other	(9,520)	4,247
Changes in assets and liabilities:
Accounts receivable	73,694	(62,278)
Inventories	(86,785)	(178,405)
Other assets	26,790	(32,372)
Accounts payable	(13,605)	(18,213)
Accrued pension and postretirement benefits	(21,481)	(21,978)
Accrued liabilities and other	(82,191)	(2,378)
Net cash from operating activities	(83,216)	(194,291)

Investing Activities:
Capital expenditures	(25,759)	(25,269)
Proceeds from sales of assets	66	136
Other	1,216	—
Net cash from investing activities	(24,477)	(25,133)

Financing Activities:
Borrowings on notes payable	62,312	82,774
Repayments on notes payable	(64,352)	(82,759)
Borrowings on Accounts Receivable Securitization Facility	227,061	106,942
Repayments on Accounts Receivable Securitization Facility	(74,909)	(68,550)
Borrowings on Revolving Loan Facilities	1,638,000	772,500
Repayments on Revolving Loan Facilities	(688,000)	(680,500)
Repayments on Term Loan Facilities	—	(10,625)
Borrowings on International Debt	31,222	7,141
Share repurchases	(200,269)	—
Cash dividends paid	(53,683)	(54,221)
Payments to amend and refinance credit facilities	(232)	(662)
Taxes paid related to net shares settlement of equity awards	(62)	(906)
Other	426	573
Net cash from financing activities	877,514	71,707
Effect of changes in foreign exchange rates on cash	(15,061)	2,104
Change in cash, cash equivalents and restricted cash	754,760	(145,613)
Cash, cash equivalents and restricted cash at beginning of year	329,923	455,732
Cash, cash equivalents and restricted cash at end of period	1,084,683	310,119
Less restricted cash at end of period	903	23,039
Cash and cash equivalents per balance sheet at end of period	$1,083,780	$287,080

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended
	March 28, 2020	March 30, 2019
Net sales, as reported under GAAP	$1,316,462	$1,588,024
Net sales from exited programs	—	(94,104)
Net sales, rebased	$1,316,462	$1,493,920

Gross profit, as reported under GAAP	$473,732	$620,031
Restructuring and other action-related charges	21,813	17,692
Gross profit on exited programs	—	(29,888)
Adjusted gross profit, rebased	$495,545	$607,835
As a % of net sales, rebased	37.6%	40.7%

Selling, general and administrative expenses, as reported under GAAP	$439,602	$470,387
Restructuring and other action-related charges	(7,386)	(3,681)
Selling, general and administrative expenses related to exited programs	—	(8,965)
Adjusted selling, general and administrative expenses, rebased	$432,216	$457,741
As a % of net sales, rebased	32.8%	30.6%

Operating profit, as reported under GAAP	$34,130	$149,644
Restructuring and other action-related charges included in gross profit	21,813	17,692
Restructuring and other action-related charges included in SG&A	7,386	3,681
Gross profit on exited programs	—	(29,888)
Selling, general and administrative expenses related to exited programs	—	8,965
Adjusted operating profit, rebased	$63,329	$150,094
As a % of net sales, rebased	4.8%	10.0%

Net income (loss), as reported under GAAP	$(7,874)	$81,088
Restructuring and other action-related charges included in gross profit	21,813	17,692
Restructuring and other action-related charges included in SG&A	7,386	3,681
Gross profit on exited programs	—	(29,888)
Selling, general and administrative expenses related to exited programs	—	8,965
Tax effect on actions	(4,234)	(63)
Adjusted net income, rebased	$17,091	$81,475

Diluted earnings (loss) per share, as reported under GAAP	$(0.02)	$0.22
Restructuring and other action-related charges	0.07	0.05
Exited programs	—	(0.05)
Adjusted diluted earnings per share, rebased	$0.05	$0.22

	Quarter Ended March 30, 2019
	As Reported	Less: Exited Programs	Adjusted for Exited Programs	Less: Restructuring and other action-related charges	Rebased
Segment net sales:
Innerwear	$475,945	$9,531	$466,414	$—	$466,414
Activewear	405,340	84,573	320,767	—	320,767
International	646,180	—	646,180	—	646,180
Other	60,559	—	60,559	—	60,559
Total net sales	$1,588,024	$94,104	$1,493,920	$—	$1,493,920

Segment operating profit:
Innerwear	$104,626	$1,500	$103,126	$—	$103,126
Activewear	43,593	19,423	24,170	—	24,170
International	99,773	—	99,773	—	99,773
Other	754	—	754	—	754
General corporate expenses/other	(77,729)	—	(77,729)	—	(77,729)
Restructuring and other action-related charges	(21,373)	—	(21,373)	(21,373)	—
Total operating profit	$149,644	$20,923	$128,721	$(21,373)	$150,094

	Quarters Ended
	March 28, 2020	March 30, 2019
Restructuring and other action-related charges by category:
Supply chain actions	$14,065	$17,692
Program exit costs	8,215	—
Other restructuring costs	6,919	3,681
Tax effect on actions	(4,234)	(3,013)
Total restructuring and other action-related charges	$24,965	$18,360

	Last Twelve Months
	March 28, 2020	March 30, 2019
EBITDA[1]:
Net income	$511,758	$541,952
Interest expense, net	167,369	196,971
Income tax expense	64,626	102,054
Depreciation and amortization	130,104	132,105
Total EBITDA	873,857	973,082
Total restructuring and other action-related charges (excluding tax effect on actions)	71,312	81,968
Stock compensation expense	8,822	21,848
Total EBITDA, as adjusted	$953,991	$1,076,898

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility)	$4,500,467	$4,092,308
Notes payable	2,170	5,753
(Less) Cash and cash equivalents	(1,083,780)	(287,080)
Net debt	$3,418,857	$3,810,981

Net debt/EBITDA, as adjusted	3.6	3.5

1	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

	Quarters Ended
	March 28, 2020	March 30, 2019
Free cash flow:
Net cash from operating activities	$(83,216)	$(194,291)
Capital expenditures	(25,759)	(25,269)
Free cash flow	$(108,975)	$(219,560)